UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 31, 2012
Date of report (Date of earliest event reported)

CVD EQUIPMENT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation or Organization)

1-16525	11-2621692
(Commission File Number)	(IRS Employer Identification No.)

1860 Smithtown Ave., Ronkonkoma, New York 11779
(Address of Principal Executive Offices, Including Zip Code)

(631) 981-7081
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
(see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Definitive Material Agreement.

On May 31, 2012, CVD Equipment Corporation (the “Company”) entered into a Contract of Sale (the “Agreement”) to sell its corporate facility located at 1860 Smithtown Avenue, Ronkonkoma, New York (the “Premises”) to Glomel LLC (“Glomel”).

The sales price for the Premises is $3,875,000, exclusive of closing costs (the “Sales Price”).  Upon execution of the Agreement, Glomel deposited the sum of $193,750 into escrow as an initial down payment against the Sales Price, with the remaining balance of $3,681,250 to be paid at the closing.  The sale of the Premises and the consummation of the transactions contemplated by the Agreement are contingent upon, among other things, Glomel obtaining a commitment from an Institutional Lender (as defined in the Agreement) to make a first mortgage loan to Glomel, secured by the Premises, of $2,900,000 on such terms and conditions as are specified in the Agreement.

The anticipated closing date of the sale of the Premises and the transactions contemplated by the Agreement is on or about July 20, 2012, subject to extension by the Company to a date no later than October 15, 2012 upon certain terms and conditions.  The closing is subject to the satisfaction by the parties of customary closing conditions as described in the Agreement.

The foregoing is subject to, and qualified in its entirely by the terms of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVD EQUIPMENT CORPORATION

Date: June 5, 2012	/s/ Leonard A. Rosenbaum
Name: Leonard A. Rosenbaum
Title: Chairman, President,
Chief Executive Officer and Director (Principal Executive Officer)